UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


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          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                    Section 17(a) of the Public Utility

            Holding Company Act of 1935 or Section 30(f) of the
                      Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

 Morgan Stanley Venture Capital III, Inc.(1)
---------------------------------------------
   (Last)        (First)         (Middle)


      1221 Avenue of the Americas
---------------------------------------------
                (Street)


   New York           NY           10020
---------------------------------------------
   (City)           (State)        (Zip)


2. Date of Event Requiring Statement
   (Month/Day/Year)

   January 23, 1998


3. IRS Identification Number of Reporting Person, if an entity
   (Voluntary)




4. Issuer Name and Ticker or Trading Symbol

   IntegraMed America, Inc. (INMD)



5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

        Director                     x    10% Owner
 -----                             -----

 -----  Officer (give              -----  Other (specify below)
                 title below)

                --------------------


6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)

        Form filed One Reporting Person
 -----

   x    Form filed by More than One Reporting Person
 -----


Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities     3. Ownership       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)               Beneficially Owned          Form: Direct       (Instr. 5)
                            (Instr. 4)                  (D) or Indirect
                                                        (I) (Instr. 5)
-------------------------------------------------------------------------------------------------------------------
Common Stock                  3,235,294                   I(2)            Through Partnerships


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction              (Over)
  5(b)(v).                                                                    SEC 1473 (7-96)




FORM 3 (continued)
           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security
   (Instr. 4)

   Warrants to purchase Common Stock(3)
---------------------------------------------------------------------------

           2. Date Exer-
              cisable and
              Expiration
              Date
              (Month/Day/ Year)
  -----------------------------------------------------
     Date Exercisable        Expiration Date
     Immed.                     1/23/02
---------------------------------------------------------------------------

           3. Title and Amount of Securities Underlying
              Derivative Security
              (Instr. 4)

  -----------------------------------------------------
     Title                   Amount of Number of Shares
 Common Stock                        240,000
---------------------------------------------------------------------------

4. Conversion or Exercise
   Price of Derivative Security
   $0.01
---------------------------------------------------------------------------

5. Ownership
   Form of Derivative
   Security: Direct (D)
   or Indirect (I)
   (Instr. 5)
   I(2)
---------------------------------------------------------------------------

6. Nature of Indirect Beneficial Ownership
             (Instr. 5)

   Through Partnerships
---------------------------------------------------------------------------


Explanation of Responses:
(1)  Please see attached Joint Filer Information.
(2) Except for Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund (collectively, the "Funds"), which hold the securities directly.
(3) The Warrants are exercisable into Common Stock at anytime before their expiration at the election of the Funds.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/ Debra Abramovitz
                  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    -------------------------------
                                                                                               **Signature of Reporting Person
February 6, 1998
----------------                                                                               By: Debra Abramovitz, as Vice
     Date                                                                                      President of Morgan Stanley
                                                                                               Venture Capital III, Inc.
                                                                                               institutional managing member
                                                                                               of the Funds


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                          Joint Filer Information

Each of the following joint filers has designated Morgan Stanley Venture Capital III, Inc. as the "Designated Filer" for purposes of Item 1 of the attached Form 3:

   (1) Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") 1585 Broadway New York, New York 10036

   (2)        Morgan Stanley Venture Partners III, L.L.C ("MSVP III, L.L.C.")
              1221 Avenue of the Americas New York, New York 10020

   (3)        Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.")
              1221 Avenue of the Americas New York, New York 10020

   (3)        Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.")
              1221 Avenue of the Americas New York, New York 10020

   (4)        Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P.")
              1221 Avenue of the Americas New York, New York 10020

   (5)        The Morgan Stanley Venture Partners Entrepreneur Fund
              ("Entrepreneur Fund")
              1221 Avenue of the Americas New York, New York 10020

Issuer & Ticker Symbol: IntegraMed America, Inc.  (INMD)

Date of Event Requiring Statement: 1/23/98


Signature:  /s/ Peter Vogelsang
                By: Peter Vogelsang, as authorized signatory for
                   MSDW

Signature:  /s/  Debra Abramovitz
                 By: Debra Abramovitz, as Vice President of MSVC III, Inc., institutional managing member of MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P., and Entrepreneur Fund


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